Exhibit 15.2

THIRD PARTY REPORT

RESERVES ESTIMATION AND EVALUATION OF

CHAD, WEST QURNA AND PERU (PEP) ASSETS

AS OF DECEMBER 31, 2016

Prepared for

PETROCHINA COMPANY LIMITED

APRIL 10, 2017

CONFIDENTIAL

This document is confidential and has been prepared for the exclusive use of CNODCI/PetroChina or parties named herein. It may not be distributed or made available, in whole or in part, to any other company or person without the prior knowledge and written consent of Ryder Scott. No person or company other than those for whom it is intended may directly or indirectly rely upon its contents. Ryder Scott is acting in an advisory capacity only and, to the fullest extent permitted by law, disclaims all liability for actions or losses derived from any actual or purported reliance on this document (or any other statements or opinions of Ryder Scott) by CNODCI/PetroChina or by any other person or entity.

D. John MacDonald, P.Eng. APEGA License No. 32634 Vice President

Timour Baichev, P.Eng. APEGA License No. 87454 Vice President

RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

April 10, 2017

PetroChina Company Limited

9 Dongzhimen North Street

Dongcheng District

Beijing 100007

China

THIRD PARTY REPORT

RESERVES ESTIMATION AND VALUATION OF

CHAD, WEST QURNA AND PERU (PEP) ASSETS

AS OF DECEMBER 31, 2016

Ladies and Gentlemen,

Ryder Scott Company, L.P. (Ryder Scott) was requested by China National Oil and Gas Exploration and Development Corporation International Holding Ltd. (“CNODCI”), to conduct reserves estimations and evaluations (as of December 31, 2016) for selected petroleum assets in Chad, West Qurna and Peru (PEP), in which CNODCI has current interests. These reserves were prepared in accordance with U.S. Securities and Exchange Commission (SEC) regulations and the reserve reports have been delivered to CNODCI. Those reports are the definitive documents concerning the reserves and related net present values estimated by Ryder Scott.

Recently, CNODCI requested that Ryder Scott prepare this Third Party Report concerning the above reserve work, which is intended to be submitted to PetroChina Company Limited (“PetroChina”). This report is to summarize the results of the reserves estimations and evaluations as of December 31, 2016 for the selected petroleum assets. This summary report is subject to, and includes by reference, all of the discussion elements contained in the Ryder Scott report letters contained in aforementioned reserve reports as of December 31, 2016.

METHODOLOGY

In carrying out the review, Ryder Scott relied upon information and data provided by CNODCI, which comprised basic engineering data; geosciences information and engineering interpretation associated with such data; other technical reports; costs and commercial data; and development plans. The available data and interpretations were reviewed for reasonableness and the latter adjusted where appropriate.

The results presented in this report are based upon information and data made available to Ryder Scott in December 2016. The reserve estimates, future production and Net Present Value (NPV) computations as presented herein are based upon these data and represent Ryder Scott’s opinion as of December 31, 2016, as presented in the individual Ryder cott reports for those assets.

Economic models were constructed based on terms of the applicable petroleum contracts as provided by CNODCI, in order to calculate CNODCI’s net revenue interest in the proved reserves. As of December 31, 2016, all proved SEC reserves were allocated up to the end of the license contract period only.

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PetroChina Company Limited April 10, 2017 Page 2

As per SEC guidelines, the oil prices which were used in the evaluation are the un-weighted 12-month arithmetic averages of the first-day-of-the month price for each month within the 12-month period prior to the end of reporting period, unless prescribed by contract. Those prices were held constant throughout the evaluation period except where alternate prices are prescribed by contract. The historical 12-month oil prices or contract prices, with supporting differentials, were supplied by CNODCI.

Future capital costs were derived from development program forecasts prepared by CNODCI for each production unit and corresponding recent historical unit cost data. The recent historical cost data for each relevant production unit were utilized to determine current operating cost conditions. These costs were not escalated throughout the evaluation period.

CNODCI’s net reserve volumes are derived by converting calculated net revenues accruing to CNODCI under the terms of the relevant petroleum contract into equivalent barrels of oil utilizing the average 2016 oil pricing explained above. The CNODCI net revenue interest volumes reported in this document represent those amounts that are determined to be attributable to CNODCI’s net economic interest after the deduction of amounts attributable to third parties (government and other working interest partners).

The NPV computations were also undertaken and derived using cost and production profiles input to the various economic models established for the selected assets in each country. These NPVs represent future net revenue, after taxes, attributable to the interests of CNODCI, discounted over the economic life of the project at the SEC specified discount rate of ten percent to a present value as of December 31, 2016. Unless otherwise stated, no opening tax positions were considered.

1.	RESULTS SUMMARY

1.1	Net Reserves

The following table presents the net entitlement for Total Proved reserves attributable to CNODCI’s working interests (WI) estimated in accordance with SEC guidelines. They were prepared using the methodology described above.

NET ENTITLEMENT PROVED OIL RESERVES

AS OF DECEMBER 31, 2016

Country	Total Proved
	Oil	Sales Gas	NGL
	(Mstb)	(Bcf)	(Mstb)
Chad	88,627	0	0
Iraq – West Qurna	138,759	0	0
Peru – Block X	27,305	26.157	0
Peru – Block 57	0	476.257	31,942

TOTAL CNODCI	254,691	502.414	31,942

Notes:

1.

CNODCI holds a 100% WI in Chad, a 34.413 % WI in West Qurna, a 100% WI in Block X (Peru) and a 46.16 % WI in Block 57 (Peru) assets. A royalty of 12  1⁄2% in Permit H (Chad) is paid in kind; therefore, it is deducted from the Gross Reserves volumes. Net reserves are WI volumes less royalty volumes.

2.

Both Chad and West Qurna assets produce oil only. Block X produces oil and solution gas. Block 57 produces gas and NGL. Gas has been discovered in some structures in Chad, but at this time there is no market available for the gas.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PetroChina Company Limited April 10, 2017 Page 3

1.2	Gross Volumes

Gross production volumes are presented for reference information only. Gross volumes include volumes attributable to third parties, government and other working interest partners.

GROSS PROVED OIL RESERVES

AS OF DECEMBER 31, 2016

Country	Oil (Mstb)	Total Proved Sales Gas (Bcf)	NGL (Mstb)
Chad	103,149	0	0
Iraq – West Qurna	1,420,831	0	0
Peru – Block X	32,936	34.645	0
Peru – Block 57	0	1,086.199	73,545

TOTAL CNODC	1,556,916	1,120.844	73,545

1.3	Net Present Values

The NPVs as of December 31, 2016 of estimated before tax cash flows discounted at 10 percent, attributable to CNODCI’s working interest in the projects identified above (excluding any balance sheet adjustments or financing costs), are summarized below.

NET PRESENT VALUES ATTRIBUTABLE TO CNODCI

AS OF DECEMBER 31, 2016

DISCOUNT RATE 10%

Country	Total Proved (US$M)
Chad	1,523,238
Iraq – West Qurna	45,298
Block X	301,124
Block 57	259,768

TOTAL CNODCI	2,129,428

Notes:

1.	NPVs in Chad, West Qurna, Block X and Block 57 assets represent CNODCI’s 100%, 34.413%, 100% and 46.16% WI, respectively.

Reserves are those quantities of petroleum that are anticipated to be economically producible by application of development projects to known accumulations from a given date forward under defined conditions. Reserves must further satisfy four criteria: they must be discovered, recoverable, commercial and remaining (as of the evaluation date) based on the development project(s) applied. Reserves are further categorized in accordance with the level of certainty associated with the estimates and may be sub-classified based on project maturity and/or characterized by development and production status. All categories of reserve volumes quoted herein have been determined within the context of an economic limit test (pre-tax and exclusive of accumulated depreciation amounts) assessment prior to any NPV analysis.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PetroChina Company Limited April 10, 2017 Page 4

We are independent petroleum engineers with respect to CNODCI. Neither we nor any of our employees have any financial interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of these studies, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott.

This third party report is provided subject to all the terms, conditions and qualifications set-out in the Ryder Scott reports on these assets that are mentioned at the start of this letter report.

It should be clearly noted that the NPVs contained herein do not represent a Ryder Scott opinion as to the market value of the subject property, nor any interest in it.

Oil and NGL volumes appearing in this report have been quoted at stock tank conditions. Typically these volumes have been referred to in thousand barrel increments (Mstb). Natural gas volumes have been quoted in billions of standard cubic feet (Bscf) and are volumes of sales gas, after an allocation has been made for fuel and process shrinkage losses, at the standard conditions appropriate for the area.

It is Ryder Scott’s opinion that the estimates of total proved oil, gas and NGL volumes at December 31, 2016, summarized herein based on official reports submitted earlier to CNODCI, are, in the aggregate, reasonable and the reserves classification and categorization is appropriate and consistent with the SEC definitions and guidelines for reserves.

Very truly yours,

RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580

John MacDonald, P.Eng. APEGA License No. 32634 Vice President

Timour Baichev, P.Eng. APEGA License No. 87454 Vice President

JM-TB (DPR)/pl

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS